UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 24, 2008

THE PRINCETON REVIEW, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32469	22-3727603
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2315 Broadway

New York, New York 10024

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 874-8282

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The Princeton Review, Inc., a Delaware corporation (the “Company”) entered into a definitive agreement dated as of December 27, 2008 (the “Asset Purchase Agreement”) to sell the assets of its K-12 Services Division to CORE Education and Consulting Solutions, Inc. (“CORE”), a Tennessee corporation and a subsidiary of CORE Projects & Technologies Limited, an Indian education technology company.

The Asset Purchase Agreement

The Asset Purchase Agreement between the Company and CORE provides that, upon the terms and subject to the conditions set forth in the Asset Purchase Agreement, the Company will sell and CORE will buy substantially all of the assets of the Company’s K-12 Services Division. The Asset Purchase Agreement also provides for the assumption by CORE of certain liabilities relating to the K-12 Services Division and arising after the closing of the transaction as well as for the execution of a Non-Competition, Non-Solicitation and Confidentiality Agreement by both parties.

The consideration to be paid at closing will be $9,500,000 in cash. In addition, six months following the closing of the transaction CORE will pay additional consideration equal to the net working capital of the K-12 Services Division as of the closing date.

The Company has made customary representations, warranties and covenants with respect to the assets sold. The Company and CORE have each agreed to indemnify the other from and against, among other things, various claims, damages and liabilities that may be incurred as a result of breaches of representations or warranties under the Asset Purchase Agreement, subject to limitations set forth therein.

Consummation of the transaction is subject to certain conditions, including the receipt by CORE of financing from its lender. The Asset Purchase Agreement also contains certain termination rights of the parties.

Press Release

A copy of the press release announcing the execution of the Asset Purchase Agreement is attached as Exhibit 99.1 to this current report and is incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

10.1	Asset Purchase Agreement, dated as of December 27, 2008, by and between The Princeton Review, Inc. and CORE Education and Consulting Solutions, Inc.

99.1	Press release dated December 29, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PRINCETON REVIEW, INC.

Dated: December 30, 2008
/s/ Neal S. Winneg
	Name:	Neal S. Winneg
	Title:	Executive Vice President, Secretary and General Counsel